Exhibit 10.49

EXECUTION VERSION

CONSULTING AGREEMENT

This Consulting Agreement is entered into as of February 6, 2018 (this “Agreement”) by and between Allergan plc (the “Company”), and Maria Teresa Hilado (the “Consultant” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Consultant has served the Company and its affiliates, as the Company’s Executive Vice President and Chief Financial Officer, and has considerable knowledge and experience with respect to the Company’s operations;

WHEREAS, the Consultant and the Company have agreed that the Consultant’s employment with the Company and its affiliates will terminate on April 4, 2018 (the “Employment Cessation Date”);

WHEREAS, the Company has determined that it is in its best interests for the Consultant to make available her continued services and expertise to the Company following the Employment Cessation Date, for the consideration and on the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and intending to be legally bound, the Parties hereto agree as follows:

Section 1Engagement

1.1Services.  Upon the terms and subject to the conditions of this Agreement, the Company hereby engages the Consultant, and the Consultant hereby accepts such engagement, as an independent contractor to provide such services as may be requested from time to time by the Chief Executive Officer or the Chief Financial Officer of the Company (the “Services”).  Notwithstanding any provision of this Agreement to the contrary, the Company and the Consultant intend that (i) as of the Employment Cessation Date, the Consultant shall have a “separation from service” from the Company (within the meaning of Section 409A of the Internal Revenue Code of 2017, as amended (the “Code”)) and the regulations promulgated thereunder, including but not limited to Treasury Regulation Section 1.409A-1(h)(2)(1) and (ii) the amount of time the Consultant shall provide the Services during the Term shall be less than twenty percent (20%) of the average level of bona fide services performed by the Consultant during the thirty-six (36) month period preceding the Employment Cessation Date.

1.2Location.  During the Term, the Consultant shall be available to provide the Services remotely (via phone, e-mail or fax), provided, however that at the option of the Company, Consultant shall be required to attend meetings with the Company’s management from time to time as reasonably requested by the Company.

1.3Term and Scope of Agreement.  This term of this Agreement shall commence upon the Employment Cessation Date and shall continue until December 31, 2018 (the “Termination Date”), unless earlier terminated in accordance with Section 1.4 (the “Term”). The Consultant shall not be required to provide Services in any one calendar month that exceeds 30 hours in the aggregate. In addition, any request by the Company to provide Services shall be reasonable and timely, and shall be subject to the Consultant’s business and personal schedule.

1.4Termination.  This Agreement shall not be terminated by either Party, other than the Company may terminate this Agreement and the Term at any time for Cause (as defined below), and such termination shall be communicated by a written “Notice of Termination” to the other party hereto delivered in accordance with this Section 1.4.

1.4.1For purposes of this letter, “Cause” shall mean (i) subject to the last sentence of Section 1.3 above, any refusal by the Consultant to perform the Services, after written notice thereof by the Company and a reasonable opportunity to cure, not to exceed 30 days (provided such refusal is reasonably susceptible to cure); (ii) any act of dishonesty, fraud, embezzlement, theft or misappropriation by the Consultant in connection with or related to the performance of the Services hereunder or the indictment of or plea of nolo contendere by the Consultant to any felony or crime involving moral turpitude; (iii) any gross negligence or willful misconduct by the Consultant in connection with the performance of the Services; or (iv) any adjudicated breach by the Consultant of any of the material terms contained in this Agreement or any agreement between the Consultant and the Company or its affiliates, after written notice thereof by the Company and a reasonable opportunity to cure, not to exceed 30 days (provided such breach is reasonably susceptible to cure).

1.4.2For purposes of the Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination.

1.5Effect of Termination.  If the Company terminates this Agreement for Cause, the Company’s obligations to pay the Consulting Fee (as defined below) shall immediately cease as of the Date of Termination.

1.6Relationship of Parties.  The Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between the Consultant and the Company (or any of its affiliates) for any purpose.  Except to the extent specifically authorized in advance by the Company in writing, the Consultant (a) shall have no authority (and shall not hold herself out as having authority) to represent, bind or act on behalf or in the name of the Company or any of its affiliates, and (b) shall not make any agreements or representations on behalf of the Company or any of its affiliates.  Without limiting the generality of the foregoing, except as otherwise provided in the Separation Agreement (as defined below), the Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company or any of its affiliates to its employees.  The Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker's compensation insurance on behalf of the Consultant.  The Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. The Consultant may not engage any person in connection with the performance of the Services without the Company’s prior written consent.  The Consultant shall be fully responsible for any such persons and in no event shall the Consultant be relieved of her obligations under this Agreement as a result of its use or engagement of any such persons.

Section 2Compensation

2.1Consulting Fee.  As consideration for the provision of Services and the rights granted to the Company under this Agreement, during the Term the Consultant shall be paid a monthly consulting fee of $16,000, payable in arrears, which shall be paid no later than the fifteenth (15th) day of the following  month (the “Consulting Fee”). The Consulting Fee shall not be prorated for the month of April 2018.

2.2Expense Reimbursement.  The Company agrees to promptly reimburse the Consultant for reasonable and appropriately documented out-of-pocket expenses actually incurred and paid by the Consultant but only to the extent (a) directly related to the Consultant’s performance of the Services, (b) incurred in accordance with the Company’s expense reimbursement policies and (c) approved in writing in advance by the Company. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements are subject to Section 409A of the Code, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the Term, (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (d) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

2.3Withholding, etc.  Amounts payable under this Agreement shall be without deduction or withholding of any kind other than any tax or other deduction or withholding determined by the Company to be required by law.  Except as otherwise provided herein, the Company shall be entitled to set-off against and deduct from any amount payable to the Consultant hereunder any amount which it in good faith considers to be due to the Company or any of its affiliates under the terms of this Agreement or any other agreement involving the Parties or their respective affiliates.

Section 3Certain Agreements

3.1Confidentiality.  During the Term, the Consultant shall be subject to Section 6(a) of the Separation Agreement and Release between the Company and the Consultant dated February 6, 2018 (the “Separation Agreement”), which is herein incorporated by reference.

3.2Proprietary Items.  The Consultant will not remove from the Company or any of the Company’s premises (except to the extent such removal is for purposes of the performance of Consultant’s duties hereunder at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software, whether embodied in a disk or in any other form (collectively, the

"Proprietary Items").  The Consultant recognizes that, as between the Company, on the one hand, and the Consultant, on the other hand, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Company.  Upon any termination of the Term or this Agreement, or upon the Company's request at any time, the Consultant will return to the Company all of the Proprietary Items in the Consultant's possession or subject to the Consultant's control, and the Consultant shall not retain any copies or other physical embodiment of any of the Proprietary Items.

3.3Other.  Nothing in this Section 3 shall limit any other non-compete, non-solicitation, confidentiality, intellectual property-related or other covenants or restrictions to which the Consultant may be subject under any other agreement, including Section 6 of the Separation Agreement and Release or otherwise. This Section 3 shall survive the termination of this Agreement.

Section 4Miscellaneous

4.1Notice.  All notices, approvals and other communications required or contemplated under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by cable, telecopy, telegram or facsimile (which is confirmed by the intended recipient), and (c) when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid, to the Parties at the following addresses:

In the case of Consultant:  to the most recent address on file with the Company

With a copy to	Stewart Reifler, Esq.
Vedder Price P.C.
1699 Broadway, 31st Floor
New York, New York 10019

In the case of the Company:	Allergan plc
5 Giralda Farms
Madison, New Jersey 07940
Attention: Chief Legal Officer & Secretary

or such other persons or addresses as either Party may from time to time designate by notice to the other.

4.2Assignment; Binding Effect.  No Party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that the Company shall be permitted to assign or transfer any of its rights or obligations hereunder to any affiliate of the Company without the written consent of the Consultant.  This Agreement shall inure to the benefit of the Parties and their respective permitted successors and assigns and is binding upon the Parties and their respective successors and assigns.

4.3Amendment; Waiver.  This Agreement may be amended, changed or supplemented only by a written agreement executed and delivered by the Parties.  Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given.  Except as otherwise provided by this Agreement, no failure on the part of any Party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right.

4.4Entire Agreement.  This Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof (i.e., the providing of the Services by the Consultant to the Company) and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties with respect to such subject matter.

4.5Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  The Parties shall negotiate in good faith to amend this Agreement to give effect to the purpose and intent of the provision found to be invalid, illegal or unenforceable.

4.6Governing Law; Dispute Resolution.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflict of laws, unless superseded by federal law.  The Parties agree that any controversy or claim not resolved by the Parties arising out of or relating to this Agreement shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration held in Morris County, New Jersey and conducted, to the extent not inconsistent with the laws of the State of New Jersey, pursuant to the Rules for Arbitration of Employment Disputes of the American Arbitration Association, and the parties agree that each side shall initially bear their own costs and fees, but that the arbitrator may award reasonable costs and attorney’s fees to the prevailing Party.

4.7Costs.  Except as otherwise provided in this Agreement, each Party is responsible for its own costs and expenses incurred in connection with performing and observing its obligations and covenants under this Agreement.

4.8Counterparts.  This Agreement may be executed in any number of counterparts which, taken together, constitute one and the same agreement.

4.9No Third Party Beneficiaries.  Except as expressly contemplated by this Agreement, nothing in this Agreement shall confer any rights upon any person other than the Parties and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the Company and the Consultant have each caused this Agreement to be duly executed pursuant to due authorization, all as of the day and year first above written.

ALLERGAN PLC

By:

Name:  A. Robert D. Bailey

Title:  Executive Vice President, Chief Legal Officer and Corporate Secretary

CONSULTANT

______________________________

              Maria Teresa Hilado